UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 3, 2007
PARALLEL PETROLEUM CORPORATION
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

0-13305 (Commission file number)	75-1971716 (IRS employer identification number)

1004 N. Big Spring, Suite 400, Midland, Texas (Address of principal executive offices)	79701 (Zip code)
(432) 684-3727
(Registrant’s telephone number including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
     Credit Facility.
     On November 30, 2007, we entered into a Fourth Amendment to our Third Amended and Restated Credit Agreement, dated December 23, 2005. In addition to amending certain covenants, our borrowing base under the revolving credit facility was increased from $150 million to $200 million. At November 30, 2007, we had $103 million outstanding under our revolving credit facility.
     2007 Capital Budget.
     We have revised our 2007 capital budget to $140.9 million as of September 30, 2007. As of September 30, 2007, we have invested $110.0 million of this revised capital budget. We expect that the allocation of our revised capital budget for 2007 will be as follows:
•	$62.6 million for the drilling and completion of new wells and the acquisition of additional leasehold acreage in our North Texas Barnett Shale project;

•	$58.5 million for the drilling and completion of new wells, pipeline construction and seismic and leasehold acquisitions in our New Mexico Wolfcamp Carbonate project;

•	$17.4 million for the drilling and completion of new wells, refracs, restimulations, well deepenings and waterflood implementation in our Permian Basin project in West Texas; and

•	$2.4 million for the drilling and completion of new wells in our Yegua/Frio and Cotton Valley Reef projects and leasehold and geophysical costs in Utah and Colorado.
     Impact of Increase in Oil and Natural Gas Prices on Derivatives.
     The increase in oil and natural gas prices, should it continue, will negatively affect the fair value of our derivatives contracts as recorded in our balance sheet at December 31, 2007, and during future periods and, consequently, our reported net income. Changes in the recorded fair value of certain of our derivatives contracts are marked to market through earnings and the decrease in the fair value of these contracts during the fourth quarter of 2007 is likely to result in significant charges to earnings. If oil and natural gas prices continue to increase, this negative effect on earnings will become more significant. We are currently unable to estimate the effects on earnings in the fourth quarter of 2007, but the effects are likely to be significant.

     Summary Reserve Data
     The table below shows important information relating to our proved reserves as of June 30, 2007 and December 31, 2006.

	June 30,	December 31,
	2007 (a)	2006 (a)
Proved Reserves (unaudited):
Oil (MMBbl)	29.1	28.7
Natural gas (Bcf)	49.8	58.9
Barrels of oil equivalent (MMBoe)	37.4	38.5
SEC Reserve Categories:
Proved developed producing (MMBoe)	18.6	18.3
Proved developed non-producing (MMBoe)	1.3	1.4
Proved undeveloped (MMBoe)	17.5	18.8

Total proved reserves (MMBoe)	37.4	38.5

Standardized Measure of Discounted Future Net Cash Flows ($MM)	$437.70 (b)	$336.49
Realized average price of oil per Bbl	$64.56	$54.67
Realized average price of natural gas per Mcf	$5.91	$5.00

(a)	Based on independent reserve reports prepared by Cawley, Gillespie & Associates, Inc., our independent petroleum engineers.

(b)	Estimated using the tax rate applicable to Standardized Measure of Discounted Future Net Cash Flows as of December 31, 2006.
     The above reserve data represent estimates only. Reservoir engineering is a subjective process. There are numerous uncertainties inherent in estimating our oil and natural gas reserves and their estimated values. Many factors are beyond our control. Estimating underground accumulations of oil and natural gas cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of available data, engineering and geological interpretation and judgment and the costs we actually incur in the development of our reserves. As a result, estimates of different engineers often vary. In addition, estimates of reserves are subject to revision by the results of drilling, testing and production after the date of the estimates. Consequently, reserve estimates are often different from the quantities of oil and natural gas that are ultimately recovered. The meaningfulness of estimates is highly dependent upon the accuracy of the assumptions upon which they were based.
     The volume of production from oil and natural gas properties declines as reserves are produced and depleted. Unless we acquire properties containing proved reserves or conduct successful drilling activities, our proved reserves will decline as we produce our existing reserves. Our future oil and natural gas production is highly dependent upon our level of success in acquiring or finding additional reserves.
     Our estimated reserves have not been filed with or included in reports to any federal agency other than the Securities and Exchange Commission.

Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit No.	Description
23.1	Consent of Cawley, Gillespie & Associates, Inc.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
Dated: December 3, 2007

PARALLEL PETROLEUM CORPORATION
By:	/s/ Larry C. Oldham
Larry C. Oldham, President

EXHIBIT INDEX

Exhibit No.	Description
23.1	Consent of Cawley, Gillespie & Associates, Inc.